Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made by and between Cardiff Oncology, Inc. (the “Company”) and Thomas Adams (“Employee”) (collectively the “Parties”). In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, the Parties agree as follows:
1.Separation Date. Employee’s employment with the Company terminated effective December 15, 2020.
2.Consideration. In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, the Parties hereby agree as follows:
2.1     Cash Payment. The Company will pay Employee in the amount of $300,000, less normal and customary tax withholdings (the “Cash Payment”). The Company will provide the Employee with the Cash Payment by check mailed to Employee’s home address on file with the Company within 15 days after the end of the Revocation Period (defined below) (unless Employee revokes this Agreement). In addition, Company will pay Employee his base salary through December 31, 2020, any accrued but unused paid vacation through December 31, 2020, Employee’s 2020 bonus in the amount of $226,964 and reimbursement of any unpaid expenses as prescribed by applicable Company policy.
2.2    Equity Payment. With respect to the 471,375 stock options of Company (the “Stock Options”) granted to Employee pursuant to the terms and conditions of that certain 2004 Stock Option Plan, by and between Employee and the Company (the “Option Agreement”), and any related agreements, and in consideration of the release given by Employee to the Company set forth herein, the Company hereby agrees to accelerate the vesting of the 471,375 Stock Options, which Stock Options shall be vested in full within 15 days after the end of the Revocation Period (unless Employee revokes this Agreement), and any remaining Stock Options shall be automatically cancelled and expire without any consideration paid therefor. Other than as amended hereby, the 2004 Stock Option Plan, and any related agreements, shall remain in full force and effect.
2.3    Medical Insurance. The Company will pay the Company’s portion of the premium for Employee to continue Employee's current medical insurance coverage through COBRA under the Company's current group medical plan through December 31, 2020. Thereafter, Employee may elect to continue medical insurance coverage if Employee pays the full cost for said coverage under COBRA.
2.4    Unemployment. The Company will not oppose any valid claims made by Employee for unemployment benefits, if any.
2.5    Good and Valuable Consideration. The Parties expressly agree that the consideration set forth in Section 2 of this Agreement constitutes good and valuable consideration in addition to anything to which Employee is already entitled, and the Company has no independent legal duty to provide Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself. Employee understands and agrees that Employee will not receive the consideration specified herein, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
3.Mutual General Release of Claims. Except as to such rights or claims as may be created by this Agreement, Employee, and anyone and any entity claiming through Employee, including but not limited to Employee’s heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and all of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, and each and all of them, jointly and severally (collectively the “Released Parties”), and Company hereby releases and forever discharges Employee, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or Company has at any time owned or held prior to Employee’s and Company’s execution of this Agreement, including but not limited to, any and all claims arising out of, connected with, or relating to:
•Employee’s employment and/or the end of Employee’s employment with the Released Parties;
•Employee’s employment with the Released Parties;
•Any act or omission by the Released Parties;
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991, as amended;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Age Discrimination in Employment Act of 1967, as amended;
•The Employee Retirement Income Security Act of 1974, as amended;
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
•The Fair Labor Standards Act, as amended;
•The Workers Adjustment and Retraining Notification Act, as amended;
•The Occupational Safety and Health Act, as amended;
•The California Fair Employment and Housing Act, as amended;
•The California Labor Code, as amended;
•The California Private Attorney General Act, as amended
•California Equal Pay Law, as amended;
•IWC Wage Orders, as amended;
•Any other federal, state or local law, regulation or municipal ordinance, including those regulating compensation and those prohibiting discrimination, harassment, or retaliation of any kind;
•Any claim based on violation of public policy, breach of contract, tort, fraud, misrepresentation, defamation, or any other common law claim; or
•Any claim for costs, fees, interest, or other expenses, including attorneys’ fees.
The foregoing general release does not apply to any of Employee’s or Company’s claims that cannot be released as a matter of law. The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any state or federal agency’s investigation or charge of discrimination, including the Equal Employment Opportunity Commission (“EEOC”). The Parties further agree and acknowledge that nothing in the Agreement prevents or prohibits Employee from filing a charge of discrimination with a state or federal agency, including the EEOC. However, Employee understands and agrees that Employee is releasing the Company from any and all claims by which Employee is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf.
4.Older Worker's Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has had a reasonable time of up to 21 days in which to consider signing this Agreement. If Employee decides not to use all 21 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Employee may revoke this

Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company by email to Mark Erlander at merlander@cardiffoncology.com so that said revocation notice is received before the expiration of the 7-day revocation period (the “Revocation Period”). If Employee revokes the Agreement within the Revocation Period, Employee will not receive the consideration set forth in the Agreement.
5.Mutual Release of Unknown Claims. Employee and Company have reviewed and hereby expressly waive the provisions of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Employee or Company may hereafter discover presently unknown facts or claims different from or in addition to those that Employee or Company now knows as to the matters released herein. Nevertheless, it is Employee’s and Company’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.
6.Good Faith Dispute.  There is a good faith dispute between the Parties as to whether Employee is owed any additional payments, including but not limited to wages, commissions, bonuses, PTO, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, except for the Separation Pay expressly set forth in Section 2.1 above, and Employee is willing to compromise and resolve all such claims by accepting the Separation Pay under the terms of this Agreement.
7.Mutual Covenant Not To Sue. Employee and Company have not, and will not, directly or indirectly institute any legal action against the Employee or the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee and Company have not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Employee or Released Parties, to the extent allowed by law.
8.Inquiries. The Company will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment and job titles. Employee will direct all such inquiries only to Mark Erlander, CEO by email at merlander@cardiffoncology.com.
9.No Workplace Injuries. Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.
10.Prior Agreements. This Agreement does not alter, modify or impact any confidentiality provisions and/or the restrictive covenants between the Parties, nor does it affect Employee’s obligation to comply with those provisions and/or covenants.
11.Non-Disclosure of Trade Secrets, Confidential or Proprietary Information. Employee will not, for any reason, disclose to others or use for the benefit of anyone other than the Company any trade secret, confidential or proprietary information of the Company, including, but not limited to information relating to the Company’s customers, employees, consultants, affiliates, partners, products, services, know-how, techniques, computer systems, programs, policies and procedures, research, projects, future developments, costs, profits, pricing, customer and client information. The use of any trade secret, confidential or proprietary information belonging to the Company shall be a material breach of this Agreement. Notwithstanding anything contained herein or in any other confidentiality provision to which Employee may be or may have been subject as a result of Employee’s employment with the Company, nothing shall prohibit Employee from communicating with government authorities concerning any possible legal violations. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Employee is advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  However, Employee understands that in the event that disclosure of the Company’s trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.
12.Litigation Cooperation.
12.1    Employee agrees to provide such assistance to the Company and its counsel as they may request in regard to any matters of which Employee has particular knowledge as a result of Employee’s employment with the Company, without the right to receive any additional consideration for such assistance, except as expressly agreed to below. Such assistance shall include, but is not limited to, answering any inquiries the Company may have or receive regarding the execution of Employee’s past duties at the Company, acting as a resource person in matters relevant to Employee’s knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery, giving sworn statements and testifying in arbitrations, depositions and/or trials, and committing to be available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or arbitration involving the Company. Employee shall not be obligated to provide assistance that would unreasonably and materially interfere with Employee’s business or personal activities.
12.2    In the event that travel or other expenses are incurred by Employee in connection with such assistance or in the event Employee’s deposition is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company.
13.Return of All The Company Materials. Employee has returned to the Company all the Company’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to the Company’s trade secrets, confidential information and proprietary information. Employee confirms that Employee has already returned to the Company all property of the Company, including but not limited to automobiles, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment.
14.Non-Disparagement. Employee shall not make any disparaging remarks about any of the other Released Parties, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, Twitter, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any of the Released Parties, or otherwise make remarks that may reflect negatively upon any of the Released Parties. This clause does not waive Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; provided, Employee agrees to give the Company the maximum notice possible of Employee’s intent to provide such testimony. This provision is a material term of this Agreement.
15.CIRCULAR 230 DISCLAIMER. EACH PARTY TO THIS AGREEMENT (FOR PURPOSES OF THIS SECTION, THE "ACKNOWLEDGING PARTY"; AND EACH PARTY TO THIS AGREEMENT OTHER THAN THE ACKNOWLEDGING PARTY, AN "OTHER PARTY") ACKNOWLEDGES AND

AGREES: (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON HIS, HER OR ITS OWN INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY'S OR ADVISER'S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.
16.Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in San Diego, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Party initiating the arbitration shall advance the arbitrator's fee and all costs of services provided by the arbitrator and arbitration organization. However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and costs, shall be paid as the arbitrator or court awards in accordance with applicable law. The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.
17.Employee Representations and Acknowledgments. Employee hereby represents and warrants to the Company that Employee (a) has read this Agreement in its entirety, (b) has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, (c) fully understands the contents of this Agreement, (d) freely, voluntarily and without coercion enters into this Agreement, and (e) is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.
18.Severability. In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.
19.No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
20.Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.

21.Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any confidentiality agreements between the Parties, which shall remain in full force and effect.
22.No Reliance. Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
23.Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.
24.Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.
25.Signature. A signature by facsimile or email on this Agreement shall be as legally binding as an original signature.
26.Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of California, without regard to its conflicts of law principles.
        PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed on December 21, 2020 by:	/s/ Thomas Adams
Thomas Adams

Executed on December 21, 2020 by:	/s/ Rodney Markin
Rodney Markin
for Cardiff Oncology, Inc.